                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                                73 Tremont Street
                                Boston, MA 02116

January 1, 2002

To whom it may concern,

This opinion is written in reference to the flexible premium survivorship variable universal life insurance policy (the "Contracts") to be issued by The Manufacturers Life Insurance Company (U.S.A.), a Michigan corporation (the "Company"), with respect to the variable portion of which pre-effective Amendment No. 1 to a Registration Statement on Form S-6, File No. 333-71318 (the "Registration Statement") is being filed under the Securities Act of 1933, as amended (the"Act").

As Counsel to the Company, I have examined such records and documents and reviewed such question of law as I deemed necessary for purposes of this opinion.

1. The Company has been duly incorporated under the laws of the state of Michigan and is a validly existing corporation.

2. The Manufacturers Life Insurance Company (U.S.A.) Separate Account A (the "Variable Account") is a separate account of the Company and is duly created and validly existing pursuant to the Michigan Code, as amended.

3. The portion of the assets to be held in the Variable Account equal to the reserves and other liabilities under the Contracts is not chargeable with liabilities arising out of any other business the Company may conduct.

4. The Contracts, when issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ James D. Gallagher

James D. Gallagher
Vice President and General Counsel